Exhibit 99.1

François Dufresne Appointed to Noodles & Company Board of Directors

BROOMFIELD, Colo., March 7, 2016 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced the appointment of François Dufresne, Senior Director at the Public Sector Pension Investment Board ("PSP Investments"), to its Board of Directors effective March 4, 2016. Mr. Dufresne replaced Stuart Frenkiel.
"We are delighted to have François join the Noodles’ Board," said Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. "François is a highly respected executive with a wealth of financial, corporate and strategic development experience. We look forward to benefiting from his contributions to the Company."

Mr. Dufresne joined PSPIB as a Senior Director, Private Equity in January 2016. From August 2013 to March 2015, he was Vice President, Corporate Development and Chief Financial Officer at Ovivo Inc., a Montréal-based company listed on the TSE that designs and delivers conventional to highly technological water treatment solutions for industrial and municipal markets around the world. From 2002 to June 2013, Mr. Dufresne was a Partner at Ernst & Young LLP in Canada. From 1997 to 2002, he was Vice President, Corporate Development at Telesystem International Wireless Inc., a Montréal-based company listed on the NASDAQ stock exchange and on the Toronto Stock Exchange "the TSE" that operated wireless voice and data networks in several markets outside of North America, including Brazil, the Czech Republic and Romania. Prior to that, Mr. Dufresne spent 11 years at Arthur Andersen in Canada, the last four years as a Partner. He holds a law degree (LL.B., 1982) from Université Laval and a master’s degree in taxation (M.Fisc., 1987) from Université de Sherbrooke.

Mr. Reddy added, "We would also like to thank Stuart Frenkiel for his significant contributions and dedication to the Company over the past years and are thrilled with PSP Investments’ continued relationship as an investor and supporter of Noodles & Company."
About Noodles & Company
Founded in 1995, Noodles & Company is a fast casual restaurant chain that serves classic noodle and pasta dishes from around the world with 492 locations system-wide in 35 states, the District of Columbia and one Canadian province as of December 29, 2015. Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.